Exhibit 99.1

News Release Three Radnor Corporate Center, Suite 301 100 Matsonford Road Radnor, PA 19087

FOR IMMEDIATE RELEASE

PVR PARTNERS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2012 RESULTS

RADNOR, PA – February 20, 2013 … PVR Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months and the full year ended December 31, 2012.

Full Year 2012 Results

Full year 2012 highlights and results, with comparisons to full year 2011 results, included the following:

•	Adjusted EBITDA of $239.0 million as compared to $242.9 million.

•	Distributable cash flow (“DCF”) of $119.1 million as compared to $143.8 million.

•	Average daily natural gas throughput volumes of 1,018 million cubic feet per day (“MMcfd”) as compared with 535 MMcfd.

•	Coal royalty tons of 30.2 million as compared with 38.4 million.

Adjusted EBITDA and distributable cash flow are not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Fourth Quarter Results

Fourth quarter 2012 highlights and results, with comparisons to fourth quarter 2011 results, included the following:

•	Adjusted EBITDA of $67.8 million as compared to $58.9 million.

•	DCF of $34.0 million as compared to $36.7 million.

•	Average daily natural gas throughput volumes of 1,388 MMcfd as compared with 683 MMcfd.

•	Coal royalty tons of 6.6 million as compared with 8.9 million.

Quarterly Distribution

As previously announced, the Board of Directors of PVR GP, LLC, the general partner of PVR, declared a quarterly distribution of $0.55 per unit payable in cash on February 14, 2013 to common unitholders of record at the close of business on February 8, 2013. This distribution equates to an annualized rate of $2.20 per unit, and represents a 1.9% increase over the prior quarter and a 7.8% increase over the distribution paid with respect to the fourth quarter of 2011.

PVR Reports Fourth Quarter and Full Year 2012 Results	Page 2

Management Comment

Our Eastern Midstream Segment continued to demonstrate solid growth during the fourth quarter,” said Bill Shea, President and CEO of PVR’s general partner. “The volume gains and operating results of our Eastern Midstream Segment benefitted from the start of service of the Wyoming County trunkline at the beginning of the quarter, and the continuing build-out of our other projects in the Marcellus.

“Our overall operating results continue to be affected by weak coal demand in our Coal and Natural Resource Management Segment, and low commodity prices in the Midcontinent Midstream Segment,” continued Mr. Shea. “We believe these factors will continue to impact our business during 2013, and have adjusted our financial guidance accordingly for the year.”

Eastern Midstream Segment

The Eastern Midstream Segment reported fourth quarter 2012 results, with comparisons to fourth quarter 2011 results, as follows:

•	Adjusted EBITDA of $33.1 million as compared to $8.9 million, primarily due to the continued development of internal growth projects and the acquisition of Chief Gathering LLC.

•

Quarterly average throughput volumes of 967 million cubic feet per day (“MMcfd”), as compared to 243 MMcfd. The volume growth reflects the expansion of business on PVR’s existing systems, as well as the acquisition and expansion of the Chief Gathering systems.

Midcontinent Midstream Segment

The Midcontinent Midstream Segment reported fourth quarter 2012 results, with comparisons to fourth quarter 2011 results, as follows:

•

Adjusted EBITDA of $14.2 million as compared to $15.3 million, primarily due to low commodity prices, the migration to lower-margin fee-based contracts, and the sale of our Crossroads system, partially offset by increased volumes. EBITDA adjustments include the netting of an $8.7 million equity investment impairment recognized in segment revenues.

•

Quarterly average throughput volumes of 421 MMcfd, as compared to 440 MMcfd. Fourth quarter 2011 volumes include approximately 47 MMcfd attributable to the Crossroads system that was sold on July 3, 2012.

Coal and Natural Resource Management Segment

The Coal and Natural Resource Management Segment reported fourth quarter 2012 results, with comparisons to fourth quarter 2011 results, as follows:

•	Adjusted EBITDA of $20.5 million as compared to $34.6 million, primarily due to decreased coal production and pricing.

•	Coal royalty tons of 6.6 million tons, as compared to 8.9 million tons.

•	Coal royalties revenue of $23.0 million, or $3.47 per ton, as compared to $38.4 million, or $4.33 per ton.

PVR Reports Fourth Quarter and Full Year 2012 Results	Page 3

Capital Investment and Resources

We invested $209.4 million on internal growth projects in our midstream businesses during the fourth quarter of 2012, of which $175.8 million was invested in the Eastern Midstream Segment. Full year 2012 internal growth project investment totaled $528.8 million, including $410.6 million in the Eastern Midstream Segment.

As of December 31, 2012, we had borrowings of $590.0 million under our $1.0 billion revolving credit facility, with remaining borrowing capacity of $402.1 million after adjusting for outstanding letters of credit.

Expansion Projects Update

The Phase III extension and the Canton Lateral on our Lycoming County, Pennsylvania gas trunkline and water line began full commercial operation at the end of the fourth quarter. These projects gather gas and deliver water for affiliates of Southwestern Energy Company and Royal Dutch Shell. We are also currently flowing volumes on the initial phase of the new gathering system in Lycoming County to service the acreage dedications of Inflection Energy. The build-out of that project continues to proceed on schedule.

Financial Guidance for 2013

Based on current expectations, management has updated its Adjusted EBITDA guidance for 2013. 2013 Adjusted EBITDA for the Eastern Midstream Segment is expected to be in the range of $190 - $230 million, the Midcontinent Midstream Segment is expected to be in the range of $70 to $80 million and the Coal and Natural Resource Management Segment is expected to be in the range of $75 to $85 million. Based on current expectations, management believes that 2013 maintenance capital expenditures will be in the range of $14 to $18 million and internal growth capital will be in the range of $350 to $400 million. Management will discontinue providing financial guidance for distributable cash flow.

PVR’s financial guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision for acquisitions or operating environment changes. Adjusted EBITDA is a non-GAAP measure; reconciliations of non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Fourth Quarter / Full Year 2012 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss full year and fourth quarter 2012 financial and operational results, is scheduled for Wednesday, February 20, 2013 at 11:00 a.m. Eastern Time. Prepared remarks by members of company management will be followed by a question and answer period. Interested parties may listen via webcast at http://www.videonewswire.com/event.asp?id=92137 or by logging on using the link posted on our website, www.pvrpartners.com. Participants who would like to ask questions may join the conference via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the PVR Partners’ call). An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through February 27 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10024845.

******

PVR Reports Fourth Quarter and Full Year 2012 Results	Page 4

PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments. More information about PVR is available on our website at www.pvrpartners.com.

******

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

******

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, our ability realize the anticipated benefits from the acquisition of Chief Gathering LLC, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne
Director - Investor Relations
	Phone:	610-975-8204
	E-Mail:	invest@pvrpartners.com

PVR PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Natural gas	$99,462	$102,243	$315,242	$426,690
Natural gas liquids	108,377	126,379	424,538	500,658
Gathering fees	19,736	7,734	53,831	20,409
Trunkline fees	18,609	5,957	47,002	17,454
Coal royalties	22,983	38,369	114,133	162,915
Other (1)	411	7,092	53,008	31,849

Total revenues	269,578	287,774	1,007,754	1,159,975

Expenses
Cost of gas purchased	176,802	204,642	630,345	817,937
Operating	20,786	14,499	68,316	57,611
General and administrative	12,878	9,780	47,452	41,480
Acquisition related costs	—	—	14,049	—
Impairments	—	—	124,845	—
Depreciation, depletion and amortization	43,043	24,019	127,344	89,376

Total expenses	253,509	252,940	1,012,351	1,006,404

Operating income (loss)	16,069	34,834	(4,597)	153,571

Other income (expense)
Interest expense	(23,157)	(10,481)	(68,773)	(44,287)
Derivatives	90	(7,153)	2,291	(13,442)
Interest income and other	128	117	457	501

Net income (loss)	(6,870)	17,317	(70,622)	96,343
Net loss (income) attributable to noncontrolling interests (pre-merger)	—	—	—	664

Net income (loss) attributable to PVR Partners’, L.P.	$(6,870)	$17,317	$(70,622)	$97,007

Earnings (loss) per common unit, basic and diluted	$(0.30)	$0.23	$(1.43)	$1.45

Weighted average number of common units outstanding, basic and diluted	93,333	76,207	86,222	66,342

Weighted average number of Class B units outstanding	22,149		13,630
Weighted average number of Special units outstanding	10,346		6,473

Other data by segment:

Eastern Midstream:
Gathered volumes (MMcfd)	562	154	389	74
Trunkline volumes (MMcfd) (2)	405	89	197	40
Midcontinent Midstream:
Daily throughput volumes (MMcfd)	421	440	432	421
Coal and Natural Resource Management:
Coal royalty tons (in thousands)	6,630	8,856	30,214	38,357

(1)	Includes a $31.3 second quarter gain on sale of plant and a $8.7 million impairment charge related to an equity investment in the fourth quarter of 2012.
(2)	Trunkline volumes include a significant portion of gathered volumes.

PVR PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$14,713	$8,640
Accounts receivable	133,546	101,340
Assets held for sale	11,450	—
Other current assets	5,446	5,640

Total current assets	165,155	115,620
Property, plant and equipment, net	1,989,346	1,282,297
Other long-term assets	844,208	196,075

Total assets	$2,998,709	$1,593,992

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$197,034	$124,082
Deferred income	3,788	3,416
Derivative liabilities	—	12,042

Total current liabilities	200,822	139,540
Other long-term liabilities	35,468	31,748
Senior notes	900,000	300,000
Revolving credit facility	590,000	541,000
Partners’ capital	1,272,419	581,704

Total liabilities and partners’ capital	$2,998,709	$1,593,992

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	$(6,870)	$17,317	$(70,622)	$96,343
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of plant	—	—	(31,292)	—
Depreciation, depletion and amortization	43,043	24,019	127,344	89,376
Impairments	—	—	124,845	—
Commodity derivative contracts:
Total derivative (gains) losses included in net income	(90)	7,153	(2,291)	13,442
Cash payments to settle derivatives for the period	(1,701)	(6,211)	(10,279)	(25,688)
Non-cash interest expense	1,607	1,044	5,824	5,779
Non-cash unit-based compensation	(215)	1,040	4,428	3,845
Equity earnings, net of distributions received	11,166	3,825	11,308	8,460
Other	(103)	(76)	(1,032)	(985)
Changes in operating assets and liabilities	(36,368)	(89)	(12,972)	(242)

Net cash provided by operating activities	10,469	48,022	145,261	190,330

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(23,868)	(850,156)	(146,003)
Additions to property, plant and equipment	(163,926)	(88,803)	(512,375)	(230,599)
Joint venture capital contributions	(15,300)	(500)	(37,200)	(500)
Proceeds from sale of plant	—	—	62,271	—
Other	378	317	1,286	2,875

Net cash used in investing activities	(178,848)	(112,854)	(1,336,174)	(374,227)

Cash flows from financing activities
Net proceeds from equity offerings	165,705	189,164	743,448	189,164
Proceeds from issuance of senior notes	—	—	600,000	—
Distributions to partners	(47,740)	(35,600)	(176,256)	(135,296)
Proceeds from (repayments of) borrowings, net	55,000	(94,000)	49,000	133,000
Cash paid for debt issuance costs	—	—	(19,206)	(3,675)
Cash paid for merger	—	—	—	(6,620)

Net cash provided by financing activities	172,965	59,564	1,196,986	176,573

Net increase (decrease) in cash and cash equivalents	4,586	(5,268)	6,073	(7,324)
Cash and cash equivalents - beginning of period	10,127	13,908	8,640	15,964

Cash and cash equivalents - end of period	$14,713	$8,640	$14,713	$8,640

PVR PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,		Guidance Range Full Year 2013
	2012	2011	2012	2011
Reconciliation of Non-GAAP “Segment Adjusted EBITDA” to GAAP “Net income (loss)”:

Segment Adjusted EBITDA (a):
Eastern Midstream	$33,104	$8,886	$82,164	$23,433	$190,000	$230,000
Midcontinent Midstream	14,167	15,326	52,168	66,410	70,000	80,000
Coal and Natural Resource Management	20,541	34,641	104,717	153,104	75,000	85,000

Total segment adjusted EBITDA	$67,812	$58,853	$239,049	$242,947	$335,000	$395,000
Adjustments to reconcile total Segment Adjusted EBITDA to Net income (loss)
Depreciation, depletion and amortization	(43,043)	(24,019)	(127,344)	(89,376)	(170,000)	(180,000)
Impairments on PP&E and equity investments	(8,700)	—	(133,545)	—	—	—
Acquisition related costs	—	—	(14,049)	—	—	—
Gain on sale of plant	—	—	31,292	—	—	—
Interest expense	(23,157)	(10,481)	(68,773)	(44,287)	(95,000)	(100,000)
Derivatives	90	(7,153)	2,291	(13,442)	—	—
Other	128	117	457	501	—	—

Net income (loss)	$(6,870)	$17,317	$(70,622)	$96,343	$70,000	$115,000

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”:
Net income (loss)	$(6,870)	$17,317	$(70,622)	$96,343
Depreciation, depletion and amortization	43,043	24,019	127,344	89,376
Impairments on PP&E and equity investments	8,700	—	133,545	—
Acquisition related costs	—	—	14,049	—
Gain on sale of plant	—	—	(31,292)	—
Derivative contracts:
Derivative losses included in net income	(90)	7,153	(2,291)	13,442
Cash payments to settle derivatives for the period	(1,701)	(6,211)	(10,279)	(25,688)
Equity earnings from joint ventures, net of distributions	2,466	3,825	2,608	8,460
Maintenance capital expenditures	(4,821)	(2,679)	(17,018)	(11,211)
Replacement capital expenditures	(6,725)	(6,725)	(26,900)	(26,900)

Distributable cash flow (b)	$34,002	$36,699	$119,144	$143,822

Distribution to Partners:

Total cash distribution paid during the period	$47,740	$35,600	$176,256	$135,296

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income as adjusted”:
Net income (loss)	$(6,870)	$17,317	$(70,622)	$96,343
Impairments on PP&E and equity investments	8,700	—	133,545	—
Acquisition related costs	—	—	14,049	—
Gain on sale of plant	—	—	(31,292)	—
Adjustments for derivatives:
Derivative losses included in net income	(90)	7,153	(2,291)	13,442
Cash payments to settle derivatives for the period	(1,701)	(6,211)	(10,279)	(25,688)

Net income (loss), as adjusted (c)	$39	$18,259	$33,110	$84,097

(a)	Adjusted EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments on both PP&E and equity investments, plus acquisition related costs, minus gains on sale of plant. We believe EBITDA or a version of Adjusted EBITDA is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream and coal industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus DD&A, plus impairments on both PP&E and equity investments, plus acquisition related costs, minus gain on sale of plant, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	Net income, as adjusted, represents net income adjusted to exclude the effects impairments on both PP&E and equity investments, one-time charges related to acquisitions, gains on sale of plant, and non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PVR PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Eastern Midstream
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Gathering fees	$18,658	$3,631	$46,975	$8,716
Trunkline fees	18,609	5,957	47,002	17,454
Other	2,686	—	5,373	—

Total revenues	39,953	9,588	99,350	26,170

Expenses
Operating	3,121	601	7,332	1,499
General and administrative	3,728	101	9,854	1,238
Acquisition related costs	—	—	14,049	—
Depreciation, depletion and amortization	20,391	2,092	42,713	4,243

Total expenses	27,240	2,794	73,948	6,980

Operating income	$12,713	$6,794	$25,402	$19,190

	Midcontinent Midstream
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Natural gas	$99,462	$102,243	$315,242	$426,690
Natural gas liquids	108,377	126,379	424,538	500,658
Gathering fees	1,078	4,103	6,856	11,693
Other (1)	(8,247)	937	25,087	5,811

Total revenues	200,670	233,662	771,723	944,852

Expenses
Cost of gas purchased	176,802	204,642	630,345	817,937
Operating	12,567	8,546	44,209	38,945
General and administrative	5,834	5,148	22,409	21,560
Impairments	—	—	124,845	—
Depreciation, depletion and amortization	14,609	12,728	51,829	47,956

Total expenses	209,812	231,064	873,637	926,398

Operating income (loss)	$(9,142)	$2,598	$(101,914)	$18,454

	Coal and Natural Resource Management
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
Coal royalties	$22,983	$38,369	$114,133	$162,915
Coal services	1,038	2,100	5,621	8,839
Timber	1,620	1,197	5,904	5,031
Oil and gas royalties	691	928	2,856	3,944
Other	2,623	1,930	8,167	8,224

Total revenues	28,955	44,524	136,681	188,953

Expenses
Operating	5,098	5,352	16,775	17,167
General and administrative	3,316	4,531	15,189	18,682
Depreciation, depletion and amortization	8,043	9,199	32,802	37,177

Total expenses	16,457	19,082	64,766	73,026

Operating income	$12,498	$25,442	$71,915	$115,927

(1)	Includes a $31.3 second quarter gain on sale of plant and a $8.7 million impairment charge related to an equity investment in the fourth quarter of 2012.